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                                                                      Exhibit 24



                                [TDS Letterhead]




                               September 19, 2000


By Telecopy +49-228-181-44177

Deutsche Telekom AG
140 Friedrich-Ebert-Allee
53113 Bonn, Germany

Attention: Kevin Copp


RE:  Side Letter Agreement - Procedures for Delivery of Merger Consideration


Ladies and Gentlemen:


               Reference is made to the Side Letter Agreement dated as of July 23, 2000 ("Side Letter Agreement") between Telephone and Data Systems, Inc. ("TDS") and Deutsche Telekom AG ("DT"). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Side Letter Agreement or, if not defined therein, the Stockholder Agreement or, if not defined therein, the Merger Agreement (as such terms are defined in the Side Letter Agreement).

               TDS has identified means described in this letter pursuant to which the Cash Consideration (as defined in paragraph 6 below) and DT ADRs or certificates for DT ordinary shares may be delivered on the Closing Date or as promptly thereafter as reasonably possible.

       1. Prior to the Closing Date, TDS and DT shall use their reasonable best efforts to establish arrangements with the Escrow Agent relating to the following. If, notwithstanding such efforts, TDS and DT are unable to establish certain of the following contemplated arrangements with the Escrow Agent, TDS and DT shall in good faith use their reasonable best efforts to establish arrangements with the Escrow Agent that, to the fullest extent possible, achieve the purposes and intentions of this Letter Agreement.

       2. DT shall use reasonable best efforts to cause the Escrow Agent to deliver to TDS copies of the Election Form and Letter of Transmittal no later than 40 days prior to the anticipated Effective Time.

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       3.      Prior to the fifth Business Day prior to the first scheduled
Closing Date, TDS shall make a valid election and deliver its completed Election Form and Letter of Transmittal in respect of all of its VoiceStream Common Shares to the Escrow Agent together with its stock certificates representing VoiceStream Common Shares to be held in escrow pending the Closing. TDS agrees not to revoke any Election Forms or Letters of Transmittal submitted to the Escrow Agent after the fifth Business Day prior to the Election Deadline. The certificates shall be delivered by TDS to the Escrow Agent's office in New York City, New York. DT shall use reasonable best efforts to cause the Escrow Agent to accept and acknowledge in writing its receipt of the stock certificates from TDS. Concurrently with the delivery of the Election Form and Letter of Transmittal, TDS shall deliver to DT and the Escrow Agent information on the denominations and number of DT ADRs and/or certificates for DT Ordinary Shares to be delivered to TDS and the location or locations of delivery. TDS shall comply with the requirements of the Election Forms and the Letters of Transmittal, including without limitation Section 1.06(c) of the Merger Agreement, except to the extent such requirements in the Election Forms and the Letter of Transmittal would be inconsistent with the agreements herein.

       4. Prior the third Business Day prior to the first scheduled Closing Date, TDS shall deliver written wire transfer instructions to the Escrow Agent.

       5. Prior to the Closing Date, DT shall take all action reasonably possible to expedite registration of the increase of DT's share capital for the issuance of the DT Ordinary Shares and the listing thereof on the Frankfurt Stock Exchange on or promptly after the Closing Date, including arranging for
(i) the appointment of auditors by the court of competent jurisdiction, (ii) the completion of the auditors' valuation required in connection with the issuance of DT Ordinary Shares pursuant to the Merger, (iii) preparation and delivery in draft form to the Commercial Register for informal preclearance of (x) the valuation report together with resolutions of the Supervisory and/or Management boards of DT, as required, (y) the subscription statement of the Escrow Agent,
(z) form of the Certificate of Merger to be filed with the Secretary of State of Delaware and the documents for the effecting and evidencing the transfer of all shares of the Surviving Corporation by the Escrow Agent to DT (such transfer, if acceptable to the court, to be subject to a condition so that it becomes effective upon and simultaneously with or prior to the registration of the increase of the share capital) as well as all other paperwork related to the issuance of the DT Ordinary Shares and (iv) preparation and delivery in draft form to the Frankfurt Stock Exchange for informal preclearance of listing paperwork.

       6. Pursuant to and in accordance with Section 1.04(a) of the Merger Agreement, prior to and/or immediately after or at the Effective Time, DT shall deliver to the Escrow Agent the Aggregate Cash Amount, or, if applicable, the Adjusted Aggregate Cash Amount (the "Cash Consideration"), including any portion of the Cash Consideration which TDS is entitled to receive under the Merger Agreement (the "TDS Cash Consideration"), such funds to be delivered by DT in immediately available funds. DT shall use reasonable best efforts to cause the registration of the increase of the DT share capital to occur on the Closing Date or, if this is not possible, as promptly as possible thereafter. DT shall use reasonable best efforts to cause the Escrow Agent to release the Cash Consideration promptly after registration of the increase of DT's share capital so that, if possible, the Cash Consideration will be released on the Closing Date or, if this is not possible, as promptly as possible thereafter. DT shall use its reasonable best efforts and cooperate with TDS to cause such TDS Cash Consideration to be held by the Escrow Agent at its New York City, New

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York office in a separate account with the Escrow Agent. TDS may make arrangements with the Escrow Agent for the investment and/or transfer of the TDS Cash Consideration after such funds are released to TDS.

       7. Any cash payment in lieu of fractional DT ADRs and fractional DT Ordinary Shares which TDS may be entitled to receive pursuant to the Merger Agreement shall be paid to TDS in accordance with Section 1.09 of the Merger Agreement.

       8. On the Closing Date, DT shall file with the Commercial Register the application to register the increase in capital, including the valuation report, Supervisory and Management Boards' resolutions, subscription statement and all other paperwork required for the issuance of DT Ordinary Shares and shall file with the Frankfurt Stock Exchange all paperwork (not yet filed) required for admission for listing of the DT Ordinary Shares.

       9. Prior to the Closing Date DT shall prepare, and immediately after the Closing Date DT shall sign and deliver through the Escrow Agent acting through its branch in Frankfurt am Main to Deutsche Borse Clearing AG (DBC), one or several global certificates for all of the DT Ordinary Shares to be issued in the Merger and such shares shall be held by DBC for the Escrow Agent.

       10. Not later than one Business Day after registration of the capital increase, DT shall instruct the Escrow Agent to release the said share certificates so that they then are deemed to have been issued and shall be held by the Escrow Agent directly or indirectly for the account of the VoiceStream stockholders. In this connection, as soon as is reasonably possible, but no later than the next following Business Day, after registration of the increase of DT's share capital and after the admission of the DT Ordinary Shares for trading on the Frankfurt Stock Exchange:

       a. to the extent TDS has requested DT Ordinary Shares, DT shall use its reasonable best efforts to cause the Escrow Agent to deliver certificates representing such shares to which TDS is entitled to such person and at such location as TDS may have specified in writing to the Escrow Agent no later than three Business Days prior to the Closing Date;

       b. to the extent TDS has requested DT ADRs, DT shall use its reasonable best efforts to cause the Escrow Agent to requisition from DT's ADR Depositary and deliver DT ADRs representing the relevant number of shares to such person and at such location as TDS may have specified in writing to the Escrow Agent no later than three Business Days prior to the Closing Date.

       11. As provided in the Side Letter Agreement, in the event that TDS Transfers its shares in VoiceStream Common Stock to an Affiliate of TDS (as permitted by Section 3(a) of the Stockholder Agreement), such Affiliate will agree in writing to be bound by the terms of this Letter Agreement as well as the terms of the Stockholder Agreement and the Side Letter Agreement and, in such event, the procedures outlined in this letter will apply to TDS and such Affiliate.

       12. DT will use reasonable efforts to request the Escrow Agent to comply with the procedures specified herein for the benefit of other VoiceStream stockholders.

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       13.     This Letter Agreement supersedes in all respects paragraph 6 of the Side Letter Agreement, which paragraph shall have no further force and effect.

               If you agree with the foregoing, please indicate your agreement by signing below.


                                       TELEPHONE AND DATA SYSTEMS, INC.


                                       By: /s/ Peter L. Sereda
                                           -----------------------------------
                                           Name: Peter L. Sereda
                                           Title: Vice President and Treasurer


Agreed to and Accepted as of
the date set forth above by

DEUTSCHE TELEKOM AG

By: /s/ Kevin Copp
    -----------------------
Name: Kevin Copp
Title: Head of International Legal Affairs

cc:      Cleary, Gottlieb, Steen & Hamilton
         One Liberty Plaza
         New York, NY 10006

         Attention:   Robert P. Davis, Esq.
         Facsimile:   (212) 225-3999

         Hengeler Mueller Weitzel Wirtz
         Trinkausstrasse 7
         D-40213 Dusseldorf, Germany

         Attention:   Dr. Rainer Krause
         Facsimile:   +49-211-83-04-170


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